Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: July 31, 2014
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FOURTH QUARTER & FISCAL 2014 RESULTS
- Total sales growth of 15 percent; organic sales growth of 5 percent
- Reported EPS of $0.57; adjusted EPS of $0.75
- Acquisition and restructuring charges of $17 million; divestiture of non-core business for $10 million cash
-    Fiscal year operating cash flow of $272 million
LATROBE, Pa., (July 31, 2014) – Kennametal Inc. (NYSE: KMT) today announced fiscal 2014 and fourth-quarter results. For fiscal 2014, the company reported earnings per diluted share (EPS) of $1.99, compared with $2.52 during the prior year. The current year adjusted EPS were $2.50 absent nonrecurring charges and results of the Tungsten Materials Business (TMB).
For its fiscal fourth quarter, the company reported EPS of $0.57, compared with the prior year quarter EPS of $0.76. The current quarter adjusted EPS were $0.75 absent nonrecurring charges and TMB results.
“During the June quarter, we saw accelerating growth and ongoing strength in our served industrial markets; however, certain sectors are still challenging,” said Kennametal Chairman, President and CEO Carlos Cardoso.  “Although we have yet to realize the full potential of our operating leverage, we continued to elevate our base performance and protect our profitability. Since necessary investments in sales and other customer-facing functions were made in fiscal 2014, we will manage a tighter cost structure as we move ahead."
Cardoso added, “We remain pleased with the progress related to the integration of our Tungsten Materials Business, which is currently ahead of schedule. We will continue to manage our business and control what factors we can."
Fiscal 2014 Fourth Quarter Key Developments

•
Sales were $772 million, compared with $671 million in the same quarter last year. Sales increased by 15 percent, reflecting an 11 percent increase from the TMB acquisition and 5 percent from organic growth, partially offset by 1 percent decrease from fewer business days.

•
Operating income was $78 million, compared with $91 million in the same quarter last year. Excluding nonrecurring charges and TMB results, adjusted operating income of $90 million was relatively flat compared with the prior year, as organic sales growth was offset by lower fixed cost absorption and mix in Infrastructure, and higher employment costs overall. Operating margin was 10.1 percent, compared with an operating margin of 13.5 percent in the prior year. Current year adjusted operating margin was 12.9 percent.

•
During the quarter, TMB contributed sales of $72 million and on-going operating income of $5 million or $0.03 per share. In addition, there were acquisition-related charges of $3 million pre-tax or $0.02 per share, and restructuring and related charges of $14 million pre-tax or $0.17 per share. The company also completed the sale of a non-core business that was part of the TMB acquisition. Cash proceeds from this divestiture amounted to $10 million. The loss on divestiture and related charges totaled $1 million pre-tax or $0.02 per share.

•
The reported effective tax rate was 30.5 percent compared to 23.9 percent in the prior year, primarily driven by restructuring charges in tax jurisdictions where a tax benefit is not permitted for these charges.

•	EPS were $0.57, compared with the prior year quarter EPS of $0.76. Adjusted EPS were $0.75 in the current year period.

•	Adjusted return on invested capital (ROIC) was 7.6 percent as of June 30, 2014 and reflects increased debt in the near term from recent acquisitions.

•
For the year, the company generated $272 million in cash flow from operating activities, compared with $284 million in the prior year. Net capital expenditures were $116 million and $80 million in fiscal years 2014 and 2013, respectively. The company realized free operating cash flow of $156 million compared with $204 million last year. Free operating cash flow was impacted by the acquisition of TMB.

Segment Developments for the Fiscal 2014 Fourth Quarter

•
Industrial segment sales of $416 million increased 15 percent from $363 million in the prior year quarter. This increase was due to 7 percent growth related to the TMB acquisition, 8 percent organic growth and a 1 percent increase due to favorable currency exchange, partially offset by a 1 percent decrease from fewer business days.

•
Excluding TMB, Industrial sales increased 11 percent in transportation, 9 percent in general engineering, partially offset by a 1 percent decrease in aerospace and defense. The transportation market benefited from increased demand in the light vehicle markets world-wide and general engineering increased due to continued demand from distribution channels. Sales increased in all geographies, up 15 percent in Asia, 6 percent in the Americas and 4 percent in Europe.

•
Industrial segment operating income was $53 million compared with $62 million in the prior year period. Excluding nonrecurring charges and TMB results, adjusted operating income of $64 million benefited from organic growth, but was largely offset by higher employment costs. Industrial adjusted operating margin was 16.5 percent compared with 17.0 percent in the prior year.

•
Infrastructure segment sales of $357 million increased 16 percent from $309 million in the prior year. The increase was driven by 15 percent growth from the TMB acquisition and 1 percent organic growth.

•
Excluding TMB, Infrastructure sales increased by 10 percent in energy, largely offset by a decrease of 9 percent in earthworks. Energy sales continued to improve year over year, reflecting improving demand in oil and gas drilling activity, coupled with continued gains in process wear applications. Earthworks sales decreased due to persistently weak underground coal and surface mining markets globally, as well as lower road construction activity. On a regional basis sales grew 2 percent in Europe and held relatively steady in the Americas and Asia.

•
Infrastructure segment operating income was $27 million, compared with $30 million in the same quarter of the prior year. Excluding nonrecurring charges and TMB results, adjusted operating income was also $27 million. Operating income was impacted by lower fixed cost absorption and mix. Infrastructure adjusted operating margin was 8.8 percent compared with 9.7 percent in the prior year.

As previously disclosed, segment results were restated for certain sales reclassifications based on products and technologies.

Fiscal 2014 Key Developments

•	Sales were $2,837 million, compared with $2,589 million last year. Sales increased by 10 percent, driven by 8 percent growth related to the TMB acquisition and 2 percent organic growth.

•
Operating income was $263 million, compared with $296 million in the same period last year. Excluding nonrecurring charges and TMB results, adjusted operating income was $298 million. The current year operating income was favorably impacted by organic growth and raw material costs, offset by higher employment costs and a non-recurring inventory charge of $6 million. Operating margin was 9.3 percent compared with an operating margin of 11.4 percent in the prior year. Adjusted operating margin was 11.3 percent for the current year.

•	Restructuring and related charges amounted to $19 million pre-tax or $0.22 per share.

•	EPS were $1.99, compared with the prior year EPS of $2.52. Adjusted EPS was $2.50 in the current year.

Earnings Per Diluted Share Reconciliation for the Quarter and Year Ended June 30, 2014

FY 2014	Quarter	Year
Reported EPS	$0.57	$1.99
TMB results:
Base operating income	(0.06)	(0.11)
Depreciation and amortization step-up	0.03	0.08
On-going operating income	(0.03)	(0.03)

Inventory step-up	—	0.14
Acquisition-related charges	0.02	0.07
Restructuring and related charges	0.17	0.22
Tax repatriation expense	—	0.09
Loss on divestiture	0.02	0.02
Adjusted EPS	$0.75	$2.50

Restructuring Actions

Kennametal accelerated restructuring actions during fiscal 2014 and continues to expect to deliver annual pre-tax permanent savings of $35 million to $45 million once these initiatives are fully implemented. The cumulative total pre-tax charges are expected to be approximately $50 million. Total restructuring and related benefits realized in fiscal 2014 were approximately $3 million while the related charges recorded inception-to-date were $19 million.
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook

For fiscal year 2015, the company's outlook reflects ongoing market uncertainties as well as limited visibility related to customer demand trends. Kennametal's current assumptions include expectations of continued macro-economic improvement, driven primarily by Industrial end markets. While underground coal mining activity will likely remain at relatively low levels globally, the company believes manufacturing activity is projected to grow over the next 12 months.
Given these factors, the company expects organic sales growth ranging from 3 to 5 percent, with total sales growth between 5 and 7 percent.
The company expects consolidated EPS to range from $2.90 to $3.20 in fiscal 2015. This forecast includes the contribution from TMB.
Kennametal expects to generate cash flow from operating activities in the range of $290 million to $320 million in fiscal 2015. Based on anticipated capital expenditures of approximately $110 million to $120 million, the company expects to generate free operating cash flow in the range of $180 million to $200 million for fiscal year 2015.

Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable August 26, 2014 to shareowners of record as of the close of business on August 12, 2014.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2014 fourth-quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through September 2, 2014.
Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2015 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and over 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Sales	$772,204	$671,410	$2,837,190	$2,589,373
Cost of goods sold	519,364	442,696	1,940,187	1,744,369
Gross profit	252,840	228,714	897,003	845,004
Operating expense	154,785	132,883	589,768	527,850
Restructuring charges	12,594	—	17,608	—
Amortization of intangibles	7,404	5,258	26,195	20,760
Operating income	78,057	90,573	263,432	296,394
Interest expense	8,450	7,042	32,451	27,472
Other expense (income), net	1,267	1,812	2,172	2,313
Income from continuing operations before income taxes	68,340	81,719	228,809	266,609
Provision for income taxes	20,861	19,535	66,611	59,693
Net income	47,479	62,184	162,198	206,916
Less: Net income attributable to noncontrolling interests	2,024	1,366	3,832	3,651
Net income attributable to Kennametal	$45,455	$60,818	$158,366	$203,265
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.58	$0.77	$2.01	$2.56
Diluted earnings per share	$0.57	$0.76	$1.99	$2.52
Dividends per share	$0.18	$0.16	$0.72	$0.64
Basic weighted average shares outstanding	78,818	78,615	78,678	79,463
Diluted weighted average shares outstanding	79,850	79,866	79,667	80,612

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2014	June 30, 2013
ASSETS
Cash and cash equivalents	$177,929	$377,316
Accounts receivable, net	531,515	445,322
Inventories	703,766	578,795
Other current assets	111,986	98,040
Total current assets	1,525,196	1,499,473
Property, plant and equipment, net	884,458	741,482
Goodwill and other intangible assets, net	1,318,752	944,520
Other assets	139,680	115,564
Total assets	$3,868,086	$3,301,039
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$80,117	$44,319
Accounts payable	206,891	190,623
Other current liabilities	275,748	232,651
Total current liabilities	562,756	467,593
Long-term debt and capital leases	981,666	703,626
Other liabilities	362,056	317,527
Total liabilities	1,906,478	1,488,746
KENNAMETAL SHAREOWNERS’ EQUITY	1,929,256	1,781,826
NONCONTROLLING INTERESTS	32,352	30,467
Total liabilities and equity	$3,868,086	$3,301,039

SEGMENT DATA (UNAUDITED)	Three Months Ended June 30,		Twelve Months Ended June 30,
(in thousands)	2014	2013	2014	2013
Outside Sales:
Industrial	$415,529	$362,696	$1,524,075	$1,386,690
Infrastructure	356,675	308,714	1,313,115	1,202,683
Total outside sales	$772,204	$671,410	$2,837,190	$2,589,373
Sales By Geographic Region:
North America	$353,604	$293,048	$1,276,704	$1,145,722
Western Europe	232,280	202,168	873,828	768,276
Rest of World	186,320	176,194	686,658	675,375
Total sales by geographic region	$772,204	$671,410	$2,837,190	$2,589,373
Operating Income:
Industrial	$52,598	$61,651	$177,040	$192,828
Infrastructure	26,636	29,830	94,940	111,453
Corporate (1)	(1,177)	(908)	(8,548)	(7,887)
Total operating income	$78,057	$90,573	$263,432	$296,394
(1)  Represents unallocated corporate expenses.
NOTE: Previously disclosed segment results were restated for certain sales reclassifications based on products and technologies.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include where appropriate, a reconciliation of adjusted results including sales, operating income and margin, net income, diluted EPS, Industrial sales, Industrial operating income and margin, Infrastructure sales, Infrastructure operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED JUNE 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$772,204	$78,057	$45,455	$0.57
2014 Reported Operating Margin		10.1%
TMB results:
Base results	(72,403)	(8,568)	(4,978)	(0.06)
Depreciation & amortization step-up	—	3,581	2,314	0.03
Acquisition-related charges	—	3,396	1,914	0.02
Restructuring and related charges	—	13,994	13,874	0.17
Loss on divestiture	—	—	1,607	0.02
2014 Adjusted Results	699,801	90,460	60,186	0.75
2014 Adjusted Operating Margin		12.9%
(2) Represents amounts attributable to Kennametal Shareowners.

THREE MONTHS ENDED JUNE 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Industrial Sales	Infrastructure Sales	Industrial Operating Income	Infrastructure Operating Income
2014 Reported Results	$415,529	356,675	$52,598	26,636
2014 Reported Operating Margin			12.7%	7.5%
TMB results:
Base sales and operating income	(25,532)	(46,871)	(733)	(7,835)
Depreciation & amortization step-up	—	—	549	3,032
Acquisition-related charges	—	—	1,327	2,069
Restructuring and related charges	—	—	10,516	3,478
2014 Adjusted Results	389,997	309,804	64,257	27,380
2014 Adjusted Operating Margin			16.5%	8.8%

TWELVE MONTHS ENDED JUNE 30, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$2,837,190	263,432	$158,366	$1.99
2014 Reported Operating Margin		9.3%
TMB results:
Base results	(194,896)	(17,836)	(8,779)	(0.11)
Depreciation & amortization step-up	—	9,571	6,130	0.08
Inventory step-up	—	15,420	11,518	0.14
Acquisition-related charges	—	8,674	5,648	0.07
Restructuring and related charges	—	19,085	17,356	0.22
Tax repatriation expense	—	—	7,170	0.09
Loss on divestiture	—	—	1,607	0.02
2014 Adjusted Results	$2,642,294	$298,346	$199,016	$2.50
2014 Adjusted Operating Margin		11.3%
(2) Represents amounts attributable to Kennametal Shareowners.

FREE OPERATING CASH FLOW (UNAUDITED)	Twelve Months Ended
	June 30,
(in thousands)	2014	2013
Net cash flow from operating activities	$271,873	$284,150
Purchases of property, plant and equipment	(117,376)	(82,835)
Proceeds from disposals of property, plant and equipment	1,236	3,016
Free operating cash flow	$155,733	$204,331

RETURN ON INVESTED CAPITAL (UNAUDITED)
June 30, 2014 (in thousands, except percents)

Invested Capital	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013	Average
Debt	$1,061,783	$1,135,553	$1,145,729	$706,331	$747,945	$959,468
Total equity	1,961,608	1,934,558	1,903,304	1,873,194	1,812,293	1,896,991
Total	$3,023,391	$3,070,111	$3,049,033	$2,579,525	$2,560,238	$2,856,459
		Three Months Ended
Interest Expense		6/30/2014	3/31/2014	12/31/2013	9/30/2013	Total
Interest expense		$8,450	$8,883	$8,037	$7,081	$32,451
Income tax benefit						8,032
Total interest expense, net of tax						$24,419
Net Income		6/30/2014	3/31/2014	12/31/2013	9/30/2013	Total
Net income attributable to Kennametal, as reported		$45,455	$50,865	$24,209	$37,837	$158,366
Acquisition-related charges		1,914	1,703	1,258	775	5,648
Restructuring and related charges		13,874	1,747	1,733	—	17,356
Tax repatriation expense		—	—	7,170	—	7,170
Loss on divestiture		1,607	—	—	—	1,607
Noncontrolling interest		2,024	1,129	(42)	721	3,832
Net income, adjusted		$64,874	$55,444	$34,328	$39,333	$193,979
Total interest expense, net of tax						24,419
						$218,398
Average invested capital						$2,856,459
Adjusted Return on Invested Capital						7.6%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$158,366
Total interest expense, net of tax						24,419
						$182,785
Average invested capital						$2,856,459
Return on Invested Capital						6.4%